EXHIBIT 10.3

SETTLEMENT AGREEMENT

F.H.G. Corporation d/b/a Capstone Nutrition (“Capstone”); INI Parent, Inc. (“INI Parent”); INI Buyer, Inc. (“INI Buyer”); Medley Capital Corporation (“Medley”) (collectively, the “Capstone Parties”); and MusclePharm Corporation (“MusclePharm”) (collectively with the Capstone Parties, the “Parties”) enter into this Settlement Agreement (this “Agreement”) as of the date the last Party to this Agreement executes the Agreement (the “Effective Date”).

WHEREAS, Capstone and MusclePharm entered into the Manufacturing Agreement on November 27, 2013 and the First Amendment to the Manufacturing Agreement (“First Amendment,” and collectively with the Manufacturing Agreement, the “Contract”) on March 2, 2015;

WHEREAS, pursuant to the Contract, Capstone manufactured and delivered sports nutrition products for MusclePharm;

WHEREAS, disputes arose between the Parties concerning, among other things, their obligations under the Contract;

WHEREAS, on May 16, 2016, Capstone filed a complaint against MusclePharm in the United States District Court for the District of Colorado (Case No. 16 Civ. 1135; ECF No. 1), alleging that MusclePharm breached the Contract by failing to pay for products manufactured and delivered by Capstone, failing to take delivery of products purchased from Capstone, and failing to purchase the contractual minimum volume of product from Capstone (the “Litigation”);

WHEREAS, on August 22, 2016, MusclePharm filed its answer and affirmative defenses to the complaint and filed amended counterclaims against Capstone, INI Parent and Medley (ECF No. 30), alleging that Capstone and INI Parent fraudulently induced MusclePharm to enter into the Contract, that Capstone breached the Contract by failing to timely deliver product ordered by MusclePharm, and that INI Parent and Medley tortiously interfered with the Contract;

WHEREAS, the Parties have agreed to settle the Litigation and all disputes between them as provided herein;

NOW, THEREFORE, the Parties for good and valuable consideration, the sufficiency of which is acknowledged and agreed, hereby stipulate and agree as follows:

1.                  Payment. Within five (5) business days following the Effective Date of this Agreement, MusclePharm shall pay to Capstone cash in the amount of Eleven Million Dollars (US $ 11,000,000) (“Cash Amount”) by wire transfer into the account designated in the wire transfer instructions attached hereto as Exhibit A.

2.                  Warrant. Within five (5) business days following the Effective Date of this Agreement, MusclePharm and INI Buyer (collectively, the “Warrant Parties”) shall execute the Warrant Agreement, attached hereto as Exhibit B.

3.                  Dismissal. Within five (5) business days following the latter of (i) the transfer of the Cash Amount, or (ii) both Warrant Parties’ execution of the Warrant Agreement, the Parties shall file a stipulation dismissing the Litigation, with prejudice, attached hereto as Exhibit C.

4.                  Releases.

(a) Upon MusclePharm’s payment of the Cash Amount and both Warrant Parties’ execution of the Warrant Agreement, Capstone, INI Parent, INI Buyer and Medley, and (a) each of their respective current and former parents, subsidiaries (whether wholly-owned or non-wholly-owned, direct or indirect), affiliates, directors, and officers, and (b) any of their current and former principals, agents, employees, partners, members, stockholders, attorneys, legal representatives, financial advisors, accountants, consultants, other professionals, joint venture subsidiaries, insurers, successors and assigns (together, the “Capstone Releasors”), hereby fully, finally, and completely, without any further action on the part of any of the Parties, remise, release, acquit, and forever discharge MusclePharm and (a) each of its current parents, subsidiaries (whether wholly-owned or non-wholly-owned, direct or indirect), affiliates, directors, and officers, and (b) any of its current and former principals, agents, employees, partners, members, stockholders, attorneys, legal representatives, financial advisors, accountants, consultants, other professionals, joint venture subsidiaries, insurers, successors and assigns (together, the “MusclePharm Releasees”) from any and all claims, actions, causes of action, suits, controversies, or counterclaims that the Capstone Releasors ever had, now have, or hereafter can, shall or may have against the MusclePharm Releasees, whether actual or alleged, known or unknown, accrued or unaccrued, existing or potential, suspected or unsuspected, from the beginning of time to the date hereof, except for claims arising out of the duties and obligations pursuant to the terms of this Agreement and the Warrant Agreement, which shall survive as provided in this Agreement.

(b) Upon MusclePharm’s payment of the Cash Amount and both Warrant Parties’ execution of the Warrant Agreement, MusclePharm and (a) each of its current and former parents, subsidiaries (whether wholly-owned or non-wholly-owned, direct or indirect), affiliates, directors, and officers, and (b) any of its current and former principals, agents, employees, partners, members, stockholders, attorneys, legal representatives, financial advisors, accountants, consultants, other professionals, joint venture subsidiaries, insurers, successors and assigns (together, the “MusclePharm Releasors”), hereby fully, finally, and completely, without any further action on the part of any of the Parties, remise, release, acquit, and forever discharge Capstone, INI Parent, INI Buyer and Medley, and (a) each of their respective current parents, subsidiaries (whether wholly-owned or non-wholly-owned, direct or indirect), affiliates, directors, and officers, and (b) any of their current and former principals, agents, employees, partners, members, stockholders, attorneys, legal representatives, financial advisors, accountants, consultants, other professionals, joint venture subsidiaries, insurers, successors and assigns (together, the “Capstone Releasees”) from any and all claims, actions, causes of action, suits, controversies, or counterclaims that the MusclePharm Releasors ever had, now have, or hereafter can, shall or may have against the Capstone Releasees, whether actual or alleged, known or unknown, accrued or unaccrued, existing or potential, suspected or unsuspected, from the beginning of time to the date hereof, except for claims arising out of the duties and obligations pursuant to the terms of this Agreement and the Warrant Agreement, which shall survive as provided in this Agreement.

5.                  Representations and Warranties. The Parties represent and warrant that they are the sole and lawful owner of all rights and interests to every matter and thing released by them under this Agreement, and that they have not assigned or transferred, or purported to assign or transfer, to any person or entity, any right, interest, claim, debt, liability, demand, obligation, cost, expense, damage, action or cause of action herein released or dismissed. The Parties represent that they are hereby authorized to act on behalf of the entities listed in paragraph 4 in issuing the releases described in paragraph 4. Each person who executes this Agreement represents that he or she is duly authorized to do so on behalf of the respective Parties hereto and that each such Party has full knowledge of and has consented to this Agreement.

6.                  Termination of Parties’ Obligations.

(a) Upon MusclePharm’s payment of the Cash Amount and both Warrant Parties’ execution of the Warrant Agreement, and subject to Section 6(b), below, the Capstone Parties, on one hand, and MusclePharm, on the other, shall have no further obligations to each other (including, but not limited to, under the Contract, the October 20, 2015 Quality Agreement, the March 2, 2015 Option Agreement, the March 2, 2015 Purchase Warrant Agreement, and the March 2, 2015 Referral Agreement), except for those obligations arising under this Agreement and the Warrant Agreement.

(b) Notwithstanding Paragraph 6(a), the Parties, in order to fulfill their obligations under applicable state and federal law concerning the products manufactured pursuant to the Contract (the “Products”), agree that they shall take all actions required by federal and state law with respect to the Products. To that end, the Parties agree that, (i) within twenty (20) days of receipt from MusclePharm of any complaint concerning product manufactured by Capstone for MusclePharm (a “Product Complaint”), Capstone will investigate the Product Complaint and provide MusclePharm with a completed investigation and disposition report (a “Product Complaint Investigation Report”); and (ii) Capstone shall maintain in its files copies of all Product Complaints and Product Complaint Investigation Reports, and shall provide to MusclePharm copies of all Product Complaints and Product Complaint Investigation Reports within one business day, if required during any regulatory inspection. The obligations in this Paragraph 6(b) shall expire upon the day that it is five (5) years from the execution hereof.

7.                  Survival of Claims Until Settlement Consideration Exchanged. Until and unless the Cash Amount is received and the Warrant Agreement is fully executed, the claims of the Parties regarding their respective rights and obligations to be released under paragraph 4 hereof shall be unaffected.

8.                  Binding Effect. This Agreement shall be binding upon all successors and assigns of each of the Parties to the Agreement.

9.                  No Admission of Liability. Neither this Agreement, nor the settlement provided for herein, nor any statement made, action or position taken, or document prepared or executed in connection with the negotiation, execution or implementation of this Agreement and the compromise and settlement of claims provided for herein shall be deemed to be, or construed as, an admission by any Party of any liability, wrongdoing, act or matter or that any claim or defense has or lacks merit.

10.              Entire Agreement. This Agreement contains the entire agreement by and between the Parties with respect to the subject matter hereof, and all prior understandings or agreements, if any, are merged into and/or superseded by this Agreement.

11.              No Oral Modifications. This Agreement may only be changed, modified or otherwise altered in a writing executed by all the Parties to this Agreement or their respective successors or assigns. Oral modifications of this Agreement are not permitted.

12.              Governing Law and Choice of Forum. This Agreement shall be construed and interpreted in accordance with the laws of the State of New York, without regard to the choice of law principles of the State of New York. The parties agree to the exclusive jurisdiction of the state and federal courts in New York County, New York for any disputes arising out of or in connection with this Agreement.

13.              No Drafter. For purposes of construing this Agreement, none of the Parties shall be deemed to have been the drafter of the Agreement.

14.              Counterparts. Facsimile or other electronic copies of signatures on this Agreement are acceptable, and a facsimile or other electronic copy of a signature on this Agreement is deemed an original. This Agreement may be executed in counterparts, each of which is deemed an original, but when taken together constitute one and the same document.

15.              Notices. Any notice or request required or desired to be given pursuant to this Agreement shall be sufficient if made in writing and sent by first class mail, postage prepaid, or email to the Parties at the addresses set forth below or to such other persons as any of the Parties may designate in writing from time to time:

As to Capstone, INI Parent, and INI Buyer:

Craig Taylor

Capstone Nutrition

900 South Depot Dr.

Ogden, Utah 84404

Fax: 801-337-5961

Email: ctaylor@capstonenutrition.com

with a copy to:

David L. Yohai

Weil, Gotshal & Manges

767 Fifth Avenue

New York, NY 10153

Fax: 212-310-8007

Email: David.Yohai@weil.com

As to Medley:

John D. Fredericks

Medley LLC

600 Montgomery St., 35th Floor

San Francisco, CA 94111

Fax: 415-358-5514

Email: john.fredericks@mdly.com

with a copy to:

Amber J. Münck

Greenberg Traurig, LLP

1200 17th Street

Suite 2400

Denver, CO 80202

Fax: 303-572-6540

Email: muncka@gtlaw.com

As to MusclePharm:

MusclePharm Corporation

Legal Department

Attn: Maria Gorecki

4721 Ironton Street, Bldg. A.

Denver, CO 80239

Fax: 800-490-7165

Email: maria.gorecki@musclepharm.com

with a copy to:

Marc E. Kasowitz

Kasowitz, Benson, Torres & Friedman LLP

1633 Broadway

New York, NY 10019

-and-

Jonathan E. Minsker

Kasowitz, Benson, Torres & Friedman LLP

1441 Brickell Avenue, Suite 1420

Miami, FL 33131

Fax: 212-506-1800

Email: JMinsker@kasowitz.com

IN WITNESS WHEREOF and in agreement herewith the Parties have executed and delivered this Agreement as of the Effective Date.

F.H.G. Corporation d/b/a/ Capstone Nutrition	MusclePharm Corporation
By: /s/ Jared Leishman Name: Jared Leishman Title: CEO Date:November 4, 2016	By: /s/ Ryan Drexler Name: Ryan Drexler Title: Interim CEO and Interim President Date: November 7, 2016

INI Parent, Inc. By: /s/ Jared Leishman Name: Jared Leishman Title: CEO Date: November 4, 2016 INI Buyer, Inc. By: /s/ Jared Leishman Name: Jared Leishman Title: CEO Date: November 4, 2016
Medley Capital Corporation By: MCC Advisors LLC, its attorney-in-fact
By: /s/ Richard Allorto Name: Richard Allorto Title: CFO Date: November 7, 2016